Exhibit 10.4
GENON ENERGY, INC.
2010 OMNIBUS INCENTIVE PLAN
2011 RESTRICTED STOCK UNIT AWARD AGREEMENT
To: [Omnibus Incentive Plan Participant]:
Congratulations on your selection as a recipient of restricted stock units (“Restricted Stock Units”) under the GenOn Energy, Inc. 2010 Omnibus Incentive Plan (the “Plan”). This Award Agreement (“Agreement”) and the Plan together govern your rights and set forth all of the conditions and limitations affecting such rights.
Terms used in this Agreement that are defined in the Plan will have the meanings ascribed to them in the Plan.
(i)
Termination. A “termination” of employment with the Company includes a termination of employment with a Subsidiary (other than a direct transfer of employment between Subsidiaries or the Company and a Subsidiary).

(ii)
Retirement. “Retirement” means termination of employment other than for Cause on or after the date when you are at least 55 years old and have at least five years of service (based on your employment with the Company and its Subsidiaries or predecessor companies).

(iii)
Cause. “Cause” means: (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from Disability), as determined by the Company; or (ii) willfully engaging in conduct (other than conduct covered under (i) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise, as determined by the Company, including, but not limited to, conviction of a felony.

If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms will supersede and replace the conflicting terms of this Agreement.
1.	Terms. Pursuant to the terms and conditions of the Plan and this Agreement, you have been granted Restricted Stock Units as outlined below:

Grant Date:	February 23, 2011

Number of Restricted Stock Units:
2.	Vesting. Except as provided in Section 3 below, the Restricted Stock Units will vest and become non-forfeitable on the following dates (each such date, a “Vesting Date”):
                     Restricted Stock Units on February 23, 2012;
                     Restricted Stock Units on February 23, 2013; and
                     Restricted Stock Units on February 23, 2014

3.	Impact of Change in Employment Status. The Vesting Dates of your Restricted Stock Units will change if the status of your employment with the Company changes, according to the following table:

Treatment of Unvested Restricted Stock
Employment Event	Units
Death	Fully vest
Termination due to Disability	Continue vesting as if in active employment
Termination due to Retirement	Continue vesting as if in active employment
Involuntary termination other than for Cause	Vest in any Restricted Stock Units scheduled to vest on the Vesting Date next following termination; forfeit remainder, if any
Involuntary termination for Cause	Forfeit
Voluntary resignation	Forfeit
4.
Book Entry Account. Within a reasonable time after the date of this Agreement, the Company shall instruct its transfer agent or stock plan administrator to establish a book entry account representing the Restricted Stock Units in your name effective as of the Grant Date, provided that the Company shall retain control of such account until the Restricted Stock Units have become vested in accordance with this Agreement and shares of Common Stock have been issued in settlement of the Restricted Stock Units.

5.
Distribution of Shares. You shall receive one share of Common Stock in satisfaction of each vested Restricted Stock Unit credited to your account, which shall be registered in your name and transferable by you, on the date on which such Restricted Stock Units vest.

6.
Stockholder Rights; Dividend Equivalents. The Restricted Stock Units do not confer on you any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to you in connection with the vested Restricted Stock Units. However, if and when cash dividends or other cash distributions are paid or distributed with respect to the Common Stock while the Restricted Stock Units are outstanding, the dollar amount of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Restricted Stock Units shall be reflected in your account. Any such cash dividends or other cash distributions shall vest and be paid in cash if and at such times the underlying Restricted Stock Units are vested and paid.

7.
Transferability. No rights granted under this Agreement can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution. In the event of any transfer or assignment of rights granted under this Agreement in accordance with this Section 7, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after your death the same as you under this Agreement. Any attempted transfer or assignment of rights under this Agreement prohibited under this Section 7 shall be null and void.

8.	Change in Control. Upon a Change in Control, the Restricted Stock Units will become fully vested and nonforfeitable as of the date of the Change in Control.

9.
Withholding; Code Section 409A. The Company has the right to deduct applicable taxes from any payment under this Agreement and withhold, at the time of vesting of shares of Common Stock, an appropriate number of shares of Common Stock for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Fair Market Value of the shares of Common Stock withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Restricted Stock Units granted under this Agreement are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Agreement, if any, shall be construed and interpreted in a manner consistent with such intent.

10.
Notice. Any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or hand-delivered. Notice to the Company shall be addressed to the Company’s General Counsel at 1000 Main St., Houston, TX 77002. Notice to you shall be addressed to you at your most recent home address on record with the Company. Notices are effective upon receipt.

11.
Requirements of Law. The granting of Restricted Stock Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.	Miscellaneous.
a.
Limitation of Rights. The granting of this Award shall not give you any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary to terminate your services at any time, or your right to terminate your services at any time.

b.
Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

c.
Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

13.
Acceptance of Award. You are deemed to accept this Award and to agree that it is subject to the terms and conditions set forth in this Agreement and the Plan unless you provide the Company written notification not later than 30 days after the Grant Date of your rejection of this Award (in which case your Award will be forfeited and you shall have no further right or interest therein as of the Grant Date).

GENON ENERGY, INC.
/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President, Human Resources and Administration

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